Exhibit 10.2

AMERICA’S CAR-MART, INC.

AMENDED AND RESTATED STOCK OPTION PLAN

(Employee Option Agreement)

THIS OPTION AGREEMENT (the “Option Agreement”) is made effective as of August 5, 2015 (the “Grant Date”) between AMERICA’S CAR-MART, INC., a Texas corporation (the “Company”), and Jeffrey A. Williams, an employee of the Company (the “Optionee”).

In furtherance of the purposes of the America’s Car-Mart Inc. Amended and Restated Stock Option Plan, as it may be hereafter amended (the “Plan”), the Company and the Optionee hereby agree as follows:

1. Incorporation of the Plan. The rights and duties of the Company and the Optionee under this Option Agreement shall in all respects be subject to and governed by the provisions of the Plan, the terms of which are incorporated herein by reference. Any term not defined in this Option Agreement shall have the meaning set forth in the Plan.

2. Grant and Term of Option. The Company hereby grants to the Optionee pursuant to the Plan the right and option (the “Option”) to purchase all or any part of an aggregate of Ten Thousand (10,000) shares (the “Shares”) of the Common Stock of the Company, at an Option Price of Forty Six and 47/100 Dollars ($46.47) per Share. The Option shall be designated as a Nonqualified Option. Except as otherwise provided in the Plan, the Option will expire if not exercised in full before 5:00 p.m. Central Time on the date which marks the tenth (10th) anniversary of the Grant Date.

3. Vesting and Exercise. The Option is subject to time-based vesting and will vest in full (10,000 Shares) on April 30, 2020, subject to the Optionee’s Continuous Service with the Company as of the vesting date. The Option may be exercised from time to time, in accordance with the terms of this Agreement and Section 6(c) of the Plan with respect to all or any portion of the Shares as to which it is then vested and exercisable. To the extent not exercised, the Option shall continue in effect until it expires or otherwise terminates in accordance with the terms of this Option Agreement and the Plan.

4. No Employment or Other Rights. Nothing contained in this Option Agreement or the Plan shall require the Company to continue to employ the Optionee for any particular period of time, nor shall it require the Optionee to remain in the employ of the Company for any particular period of time. Except as otherwise expressly provided in the Plan and in the employment agreement between the Optionee and the Company effective as of May 1, 2015, as such agreement may be hereafter amended, all rights of the Optionee under the Plan with respect to the unexercised portion of the Option shall terminate upon termination of the Optionee’s Continuous Service with the Company.

5. Restrictions on Transfer. Except as may be otherwise provided in the Plan, the Option shall not be transferrable other than by will or the laws of intestate succession. The Option shall be exercisable during the Optionee’s lifetime only by the Optionee.

6. Amendment. Except as may be otherwise provided in the Plan and certain amendments to the Plan necessary to continue compliance with applicable law, this Option Agreement may be modified, amended or terminated only by the written consent of the parties hereto.

7. Assignment. This Option Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, next-of-kin, successors and assigns.

8. Applicable Law. Except as otherwise provided in the Plan or herein, this Option Agreement shall be construed and enforced according to the laws of the State of Arkansas.

IN WITNESS WHEREOF, this Option Agreement has been signed on behalf of the Company and by the Optionee to be effective as of the day and year first written above.

AMERICA’S CAR-MART, INC.

___________________________________

Name: William H. Henderson

Title: Chief Executive Officer

OPTIONEE

_____________________________________

Name: Jeffrey A. Williams